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                                 INTERCEPT, INC.
                (Name Of Registrant As Specified In Its Charter)

                                JANA PARTNERS LLC
    (Name Of Person(s) Filing Proxy Statement, If Other Than The Registrant)

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

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                                       2

FOR IMMEDIATE RELEASE
For information contact MacKenzie Partners, Inc.:
Lawrence E. Dennedy or Robert C. Marese - (800) 322-2885

        JANA PARTNERS LLC FILES IN FEDERAL COURT TO FORCE INTERCEPT, INC.
                          TO HONOR SHAREHOLDERS RIGHTS

New York, New York -- April 26, 2004 - JANA Partners LLC ("JANA") announced today that it has filed a counterclaim for injunctive and declaratory relief in Georgia federal court to force InterCept, Inc. (NASDAQ - ICPT) ("InterCept") to comply with its longstanding bylaw provision requiring the election of four directors to InterCept's board of directors at InterCept's 2004 Annual Meeting of Shareholders. When JANA nominated four directors for election to InterCept's six person board on April 5, 2004, InterCept's own bylaws provided that anyone placed on the board to fill a vacancy created by the resignation of a director would serve only until the next meeting of shareholders, which would result in four directors being up for election this year. However, after receiving notice of JANA's nomination, InterCept's board, without shareholder approval, amended the bylaw, seeking to strip shareholders of this right. In its court filing, JANA also seeks alternative relief to bring other proposals to a vote at the Annual Meeting.

JANA is also seeking the court to force InterCept to turn over all of the information to JANA that it is entitled to under Georgia law in order to effectively communicate with its fellow shareholders in connection with the annual meeting. While JANA made its information requests on April 5th and again on April 8th, InterCept to date has not turned over all of the information JANA has requested.

In a letter sent to John W. Collins, Chairman and Chief Executive Officer of InterCept, today by JANA Partners Managing Member Barry S. Rosenstein, Mr. Rosenstein said:

          "We find the recent actions taken by you and management to deny the shareholders of InterCept their full voting and information rights to be repugnant to the standards of good corporate governance to which all public companies are bound. Because you and management seem not to be aware, we would like to remind you that laws giving shareholders the right to vote, providing shareholders with access to information about the company and preventing management from entrenching themselves at the expense of shareholders are in place because public companies like intercept are to be run for the benefit of their shareholders, not for the benefit of you, the board of directors or management."

Mr. Rosenstein went on to say in his letter that:

          "Your and management's response in almost every case has been solely dedicated to denying or delaying these basic shareholder rights and therefore today we have filed in Georgia federal court to force you and management to honor the Company's obligations to its shareholders."

The complete text of Mr. Rosenstein's letter sent today to Mr. Collins is attached to this press release.

BACKGROUND

In October, 2003, InterCept announced that its Chairman and Chief Executive Officer, John W. Collins, intended to make an offer to take InterCept private, and that the InterCept board of directors had formed a special independent committee to evaluate the possible sale of the Company. On December 12, 2003, InterCept announced that Mr. Collins would not be making an offer but that "several third parties initiated contact with the special committee and expressed interest in InterCept, and the special committee will be evaluating those indications of interest." Less than two months later, InterCept's board of directors terminated the sale process and dissolved the special committee. Following the decision not to continue with the sale process, on February 13, 2004, two of the three independent directors on the special committee, Boone A. Knox (the then Vice Chairman) and Jon R. Burke, resigned as a result of the decision.

If elected, the directors nominated by JANA would constitute a majority of InterCept's six-person board and intend to immediately engage a nationally recognized investment banking firm to conduct a full and fair review of the best value-maximizing options for shareholders, including sale of the company.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

JANA Partners LLC manages securities portfolios with assets of approximately $1.4 billion and currently owns 1,619,937 shares (approximately 8%) of the common stock of InterCept.

The following individuals have consented to being nominated by JANA Partners LLC for election as directors of InterCept at InterCept's 2004 Annual Meeting of
Shareholders:

     o Barry S. Rosenstein, 45, has been a Managing Member of JANA Partners LLC since 2001. From 1993 to 2001, Mr. Rosenstein was a Principal of Sagaponack Partners, L.P., a private equity fund.
     o Gary Claar, 37, has been a Managing Member of JANA Partners LLC since 2001. From 1999 to 2001, Mr. Claar was a Principal of Marathon Advisors LLC, an investment fund.
     o Kevin J. Lynch, 35, has been a Principal of JANA Partners LLC since 2001. From 1999 to 2001, Mr. Lynch was an Investment Analyst at Sagaponack Partners, L.P.
     o Marc Weisman, 51, has been a Principal of Sagaponack Partners, L.P. for more than the past five years.

The principal business address of Mr. Claar is 200 Park Avenue, New York, New York 10166. The principal business address of Mr. Rosenstein and Mr. Lynch is 201 Post Street, Suite 1000, San Francisco, California 94108. The principal business address of Mr. Weisman is 645 Fifth Avenue, New York, New York 10022.

Each of these nominees has agreed, if elected, to serve as a director of InterCept. JANA Partners does not expect that any of its nominees will be unable to stand for election or serve as a director, but if any vacancy in JANA Partners' slate occurs for any reason (including if InterCept makes or announces any changes to its bylaws or takes or announces any other action that has, or if completed would have, the effect of disqualifying any or all of JANA Partners' nominees), JANA Partners will vote for the substitute candidate(s) nominated by JANA Partners in compliance with the rules of the SEC and any other applicable law and, if applicable, InterCept's bylaws.

JANA Partners LLC intends to file a proxy statement and other relevant documents with the SEC in support of the election of Messrs. Rosenstein, Claar, Lynch and Weisman to the InterCept board. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. JANA Partners LLC and Messrs. Rosenstein, Claar, Lynch and Weisman may be deemed to be participants in the solicitation of proxies from the shareholders of InterCept in connection with the annual meeting. Information about these participants will be set forth in the proxy statement filed by JANA Partners LLC with the SEC. Investors may obtain additional information by reading the proxy statement when it becomes available.

[GRAPHIC OMITTED]

                                               April 26th, 2004

John W. Collins
Chairman/Chief Executive Officer
InterCept, Inc.
3150 Holcomb Bridge Road
Suite 200
Norcross, GA 30071

Dear Mr. Collins,

     We find the recent actions taken by you, the board of directors and management to deny the shareholders of InterCept their full voting and information rights to be repugnant to the standards of good corporate governance to which all public companies are bound. Because you and management seem not to be aware, we would like to remind you that laws giving shareholders the right to vote, providing shareholders with access to information about the company and preventing management from entrenching themselves at the expense of shareholders are in place because PUBLIC COMPANIES LIKE INTERCEPT ARE TO BE RUN FOR THE BENEFIT OF THEIR SHAREHOLDERS, NOT FOR THE BENEFIT OF YOU, THE BOARD OF DIRECTORS OR MANAGEMENT.

     We have requested the following rights to which we are entitled as shareholders of InterCept: the right to nominate four directors as set forth under InterCept's own bylaws, the right to a full and complete list of our fellow shareholders so that we may contact them and the right to certain books and records of the company so that we may gather the necessary information to conduct an informative and fair proxy contest. Your and management's response in almost every case has been solely dedicated to denying or delaying these basic shareholder rights and therefore today we have filed suit in Georgia federal court to force you and management to honor InterCept's obligations to its shareholders. We learned today that you have finally agreed to turn over some information, knowing as you must that the court this week would have required you to do so anyway, although we have not yet received such information.

     In light of InterCept's actions, we feel compelled to remind both you and the other members of the board that directors of a public company can be held personally liable for breaches of fiduciary duty, and we would urge each of you to carefully consider not only your past actions but any further efforts you might take to frustrate our efforts to bring accountability to InterCept's board and to maximize the value of all of its shareholders' investments.

     THE RIGHT TO NOMINATE DIRECTORS AS PROVIDED BY INTERCEPT'S OWN BYLAWS

     InterCept's own bylaws, up until April 14th, 2004, provided that "A director elected to fill a vacancy shall hold office only until the next election of directors by the shareholders." Because two directors of InterCept resigned last February as a result of the board's decision to discontinue evaluating a sale of the company, this would mean that the board's handpicked directors who filled these vacancies would be up for election together with the two directors whose terms also expire at the annual meeting, creating a total of four open seats on the board. Management now has informed us, without any apparent embarrassment, that we have somehow created "confusion" by seeking to follow the letter of the company's own bylaws in nominating directors. We find these comments to be the height of hypocrisy and misdirection.

     Moreover, while the board has been content to let this provision stand since 1998, on Spril 14th, 2004, without the approval of shareholders despite the fact that a shareholders meeting is coming up, the board amended the bylaws to remove the "confusion" that would have allowed shareholders to exercise the rights to which they have been led to believe they are entitled by the company's own bylaws. if this provision of the bylaws has been allowed to stand for almost six years, what possible purpose could there be for "fixing" it now, on the eve of an election, other than management entrenchment?

     THE RIGHT TO CONTACT FELLOW SHAREHOLDERS

     The right to demand shareholder information is one of the most basic rights held by shareholders because it provides them with a voice by allowing them to contact other concerned shareholders. In addition to rights granted to shareholders under Georgia common law, under the Georgia Business Corporation Code shareholders holding more than 2% of a Georgia public company are entitled to a record of the company's shareholders and other information. Although we hold well over the required percentage of InterCept's common stock to exercise this right, management has denied us this basic right with trumped-up requests for unnecessary additional information. Although finally, on the eve of a court hearing, you have agreed to provide us with some of this information, we have yet to receive it and thus can not determine whether it will be sufficient.

      THE RIGHT TO INSPECT THE COMPANY'S BOOKS AND RECORDS

      We have requested certain of InterCept's books and records, to which shareholders are entitled under the law, including information that would shed light on the board of directors' abrupt decision to shut down the sale process it began last year. Given the many questions surrounding this decision, we believe it is important that InterCept's shareholders get some type of explanation for the board's motivation. This is all the more important in the context of the upcoming election of directors, prior to which we believe the company's shareholders should be presented with all of the facts. While we suspect there are good reasons that you and the board do not want to turn over this information, we remind you once again that this is what being on the board of a public company entails, THAT IS, BEING ACCOUNTABLE TO THE SHAREHOLDERS OF THE COMPANY.

     While we are disappointed in the actions taken by you, management and the board, we are not surprised, given that this is hardly the first time we have witnessed management entrenchment activity and failure to act in the best interests of the shareholders at InterCept. Specifically, the facts surrounding the aforementioned decision by the board to abruptly end the sale process, despite receiving several indications of interest at what we believe were meaningful premiums, make very clear that the board (excluding of course the independent directors who quit as a result of the decision) had only been interested in selling to you, not in realizing the maximum value of InterCept for its shareholders. We also find it very troubling that shortly before you announced your plan to make an offer to take the company private, InterCept issued preferred stock to investors granting extraordinary rights such as the right to block any amendment to the company's charter or bylaws and to block any sale of the company, even should a majority of shareholders support such actions, all in exchange for only $10 million, or approximately 2% of InterCept's total assets at the time. To put it another way, holders of preferred representing approximately 3% of InterCept's stock now have more power than a majority of InterCept's shareholders.

     You seek to make a great deal of the fact in your public comments that we are in the business of making investments. It might surprise you to know that all of your shareholders have made an investment in your company, and whether they are looking for a "quick buck" or just a fair return, they have a right to protect their investment from management entrenchment and obstruction of the voting franchise. InterCept shareholders wondering who would do the best job of maximizing the value of their investment might also be interested to know that since the inception of our fund, we have delivered an annualized return of 30.4%, during a period in which the S&P Index's annualized return fell by 1% (but then again, we have focused only on what's best for our investors).

     Mr. Collins, all we have asked for is that the management of InterCept allow its shareholders to exercise their voting rights in a fairly conducted election. Let's just say it: you and management are fighting this because you are well aware that, if given the chance, the shareholders of InterCept will replace you and a majority of the board. Rest assured however that we will not permit you to deny your shareholders their rights.

                                      Sincerely,

                                      JANA Partners LLC


                                      /s/ Barry S. Rosenstein
                                      Barry S. Rosenstein
                                      Managing Member

CC: THE OTHER MEMBERS OF THE BOARD OF DIRECTORS OF INTERCEPT
         Dr. James A. Verbrugge
         Mark Hawn
         John D. Schneider, Jr.
         Glenn W. Sturm
         Arthur G. Weiss